Exhibit 10.1
[Dealer Address]
[•], 2021
To:     Realogy Group LLC
175 Park Avenue
Madison, NJ 07940
Attention:     General Counsel
Telephone No.:     [____________]
Facsimile No.:    [____________]

Re:     [Base][Additional] Call Option Transaction
The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [•] (“Dealer”) and Realogy Group LLC (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated May 27, 2021 (the “Offering Memorandum”) relating to the 0.25% Exchangeable Senior Notes due 2026 (as originally issued by Counterparty, the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued by Counterparty in an aggregate initial principal amount of USD 350,000,000 (as increased by [up to]1 an aggregate principal amount of USD 52,500,000 [if and to the extent that]2[pursuant to the exercise by]3 the Initial Purchasers (as defined herein) [exercise]4[of]5 their option to purchase additional Exchangeable Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture [to be]6 dated June 2, 2021 between Counterparty and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the [draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]7. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 8.01(I) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Exchangeable Notes in the Offering Memorandum or (y) pursuant to Section 8.01(E) of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation (other than as provided in Section 9(j)(ii) below) unless the parties agree otherwise in writing.
1 Include in the Base Call Option Confirmation.
2 Include in the Base Call Option Confirmation.
3 Include in the Additional Call Option Confirmation.
4 Include in the Base Call Option Confirmation.
5 Include in the Additional Call Option Confirmation.
6 Insert if Indenture is not completed at the time of the Confirmation.
7 Include in the Base Call Option Confirmation. Include in the Additional Call Option Confirmation if it is executed before closing of the base deal.
[Dealer Footer]

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1.This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the Trade Date but without any Schedule except for:
(i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine);
(ii) the election of U.S. Dollars as the Termination Currency;
(iii) the election that the “Default Under Specified Transaction” provisions of Section 5(a)(v) of the Agreement shall not apply to either party hereto;
(iv) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of the shareholders’ equity of Dealer; provided that (A) “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (B) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (C) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; and
(v) the election that following the payment of the Premium, the condition precedent in Section 2(a)(iii) of the Agreement shall not apply to a payment or delivery owing by Dealer to Counterparty.
In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement and that the Transaction shall be deemed not to be a Transaction under, or otherwise be governed by, any other existing or deemed ISDA Master Agreement between the parties hereto.
2.The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms.

Trade Date:	[•], 2021
Effective Date:	The Trade Date
Option Style:	“Modified American”, as described under “Procedures for Exercise” below
Option Type:	Call
Buyer:	Counterparty
Seller:	Dealer
Shares:	The common stock of Realogy Holdings Corp. (the “Issuer”, par value USD 0.01 per share (Exchange symbol “RLGY”).

Number of Options:	[•].[8] For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.
Applicable Percentage:	[•]%
Option Entitlement:	A number equal to the product of the Applicable Percentage and 40.8397.
Strike Price:	USD 24.4860
Premium:	USD [•]
Premium Payment Date:	[•], 2021
Exchange:	The New York Stock Exchange
Related Exchange(s):	All Exchanges
Excluded Provisions:	Section 5.06 and Section 5.07 of the Indenture.

Procedures for Exercise.
Exchange Date:
With respect to any exchange of an Exchangeable Note, the date on which the Holder (as such term is defined in the Indenture) of such Exchangeable Note satisfies all of the requirements for exchange thereof as set forth in Section 5.02 of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall an Exchange Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of an Exchangeable Note for exchange in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of exchange of such Exchangeable Note pursuant to Section 5.08 of the Indenture.

Free Exchangeability Date:	March 15, 2026
Expiration Time:	The Valuation Time
Expiration Date:	June 15, 2026, subject to earlier exercise.
Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

[8] For the Base Call Option Confirmation, this is equal to the number of Exchangeable Notes in principal amount of $1,000 initially issued on the closing date for the Exchangeable Notes. For the Additional Call Option Confirmation, this is equal to the number of additional Exchangeable Notes in principal amount of $1,000.

Automatic Exercise:
Notwithstanding Section 3.4 of the Equity Definitions, on each Exchange Date in respect of which an Exchange Notice (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant exchanging Holder, a number of Options equal to [(i)] the number of Exchangeable Notes in denominations of USD 1,000 as to which such Exchange Date has occurred [minus (ii) the number of Options that are or are deemed to be automatically exercised on such Exchange Date under the Base Call Option Transaction Confirmation letter agreement dated [•], 2021 between Dealer and Counterparty (the “Base Call Option Confirmation”),][9] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:
Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised (the “Exercise Notice Deadline”) of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) if the Relevant Settlement Method for such Options is not Net Share Settlement, the Cash Percentage that Counterparty has elected for the related Exchangeable Notes; provided that in respect of any Options relating to Exchangeable Notes with an Exchange Date occurring on or after the Free Exchangeability Date, (A) such notice may be given on or prior to the Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Exchangeable Notes before 5:00 p.m. (New York City time) on the Free Exchangeability Date specifying the information required in clause (iii) above. Notwithstanding the foregoing, other than in respect of any Options relating to Exchangeable Notes with an Exchange Date occurring on or after the Free Exchangeability Date, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline but prior to 5:00 p.m. (New York City time), on the fifth Scheduled Valid Day following the Exercise Notice Deadline, in which event the Calculation Agent shall have the right to adjust the number of Shares and/or cash deliverable by Dealer with respect to such Options in a commercially reasonable manner as appropriate

[9] Include for Additional Call Option Confirmation only.

to reflect the effect on Dealer’s commercially reasonable hedging and hedge unwind activities for the Transaction (including the unwinding of any commercially reasonable hedge position) of Dealer not having received such notice prior to the Exercise Notice Deadline (it being understood that the adjusted delivery obligation described in the preceding proviso can never be less than zero and can never require any payment by Counterparty). Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Exchangeable Notes.
Valuation Time:
At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:
“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”
Settlement Terms.
Settlement Method:
For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option.

Cash Percentage:	The integral percentage (which may be from 0% to 100%, inclusive) of each Share otherwise issuable upon exchange in excess of the principal portion of the Exchangeable Notes being exchanged that Counterparty has elected to pay in cash pursuant to Section 5.03(A) of the Indenture.
Relevant Settlement Method:	In respect of any Option:
(i) if Counterparty has not elected a Cash Percentage or has elected a Cash Percentage of 0% pursuant to Section 5.03(A) of the Indenture for purposes of settling its exchange obligations in respect of the related Exchangeable Note, then, in each case, the Relevant Settlement Method for such Option shall be Net Share Settlement;
(ii) if Counterparty has elected a Cash Percentage pursuant to Section 5.03(A) of the Indenture that is greater than 0% and less than 100% for purposes of settling its exchange obligations in respect of the related Exchangeable Note, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected a Cash Percentage pursuant to Section 5.03(A) of the Indenture of 100% for purposes of settling its exchange obligations in respect of the related Exchangeable Note, then the Relevant Settlement Method for such Option shall be Cash Settlement.
Net Share Settlement:
If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) an amount in cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the product of (1) the Cash Percentage and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii) a number of Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) the product of (1) the Daily Option Value on such Valid Day and (2) the difference (expressed as a fraction) of (I) 100% and (II) the Cash Percentage, divided by (B) the Relevant Price on such Valid Day, divided by (C) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:
If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount exceed the Applicable Limit for such Option.

Daily Option Value:
For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Make-Whole Adjustment:
Notwithstanding anything to the contrary herein, in respect of any exercise of Options relating to an exchange of Exchangeable Notes for which additional Shares will be added to the “Exchange Rate” (as defined in the Indenture) as determined pursuant to Section 5.07 of the Indenture, the Daily Option Value shall be calculated as if the Option Entitlement included the Applicable Percentage of the number of such additional Shares as determined with reference to the adjustment set forth in such Section 5.07 of the Indenture; provided that if the sum of (i) the product of (a) the number of Shares (if any) deliverable by Dealer to Counterparty per exercised Option and (b) the Applicable Limit Price on the Settlement Date and (ii) the amount of cash (if any) payable by Dealer to Counterparty per exercised Option would otherwise exceed the amount per Option, as determined by the Calculation Agent, that would be payable by Dealer under Section 6 of the Agreement if (x) the relevant Exchange Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction was the sole Affected Transaction and Counterparty was the sole Affected Party and (y) Section 5.07 of the Indenture were deleted, then each Daily Option Value shall be proportionately reduced to the extent necessary to eliminate such excess.

Applicable Limit:
For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder of the related Exchangeable Note upon exchange of such Exchangeable Note and (B) the number of Shares, if any, delivered to the Holder of the related Exchangeable Note upon exchange of such Exchangeable Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page RLGY <equity> (or any successor thereto).
Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.
Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.
Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page RLGY <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:
(i) if the related Exchange Date occurs prior to the Free Exchangeability Date, the 30 consecutive Valid Days commencing on, and including, the second Valid Day following such Exchange Date; or
(ii) if the related Exchange Date occurs on or following the Free Exchangeability Date, the 30 consecutive Valid Days commencing on, and including, the 31st Scheduled Valid Day immediately prior to the Expiration Date.
Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.
Settlement Currency:	USD
Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.
Representation and Agreement:
Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as an affiliate of the issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.        Additional Terms applicable to the Transaction.
Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions (which Section 11.2(e) shall not apply for purposes of the Transaction), a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture (as determined by the Calculation Agent by reference to the Dilution Adjustment Provisions) to the “Exchange Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Exchange Value” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by the Issuer to holders of the Exchangeable Notes (upon exchange or otherwise) or (y) any other transaction in which holders of the Exchangeable Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to Section 5.05(B)(i) of the Indenture.
Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (which Section 11.2(c) shall not apply for purposes of the Transaction), upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment to the Exchangeable Notes under the Indenture to any one or more of the Strike Price, the Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction.
Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent in good faith disagrees with any adjustment to the Exchangeable Notes that involves an exercise of discretion by Counterparty (including, without limitation, pursuant to Section 5.05(H) or Section 5.09 of the Indenture or pursuant to any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Exchangeable Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Exchange Date, then the Calculation Agent shall make a commercially reasonable adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event;

(ii) in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 5.05(A)(ii) of the Indenture or Section 5.05(A)(iii) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 5.05(A)(ii) of the Indenture) or “SP” (as such term is used in Section 5.05(A)(iii) of the Indenture), as the case may be, begins before Counterparty or the Issuer, as applicable, has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (to account solely for hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities customary for transactions of this type, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Exchange Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Exchange Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (to account solely for hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities customary for transactions of this type, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 5.05(A), Section 5.05(D) and Section 5.05(H) of the Indenture.
Extraordinary Events applicable to the Transaction:
Merger Events:
Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Common Stock Change Event” in Section 5.09(A) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 5.05(A)(v) of the Indenture.

Consequences of Merger Events / Tender Offers:
Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions (which Section 12.2 and Section 12.3 shall not apply for purposes of the Transaction), upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction to the extent that an analogous adjustment is required to be made pursuant to the Indenture in respect of such Merger Event or Tender Offer, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Exchange Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a limited liability company or a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election.

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)” and (iv) adding the words “provided that, in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied equally by Dealer to all of its similarly situated counterparties and/or similar transactions;” after the semicolon in the last line thereof.

Failure to Deliver:	Applicable
Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or, as applicable, the portion of the Transaction affected by such Hedging Disruption”.
Increased Cost of Hedging:	Not Applicable
Hedging Party:	For all applicable Additional Disruption Events, Dealer. Following any determination by the Hedging Party hereunder, the Hedging Party shall provide to Counterparty by e-mail to the e-mail address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such determinations, descriptions of the methodology and any assumptions used in and basis for making such determination), it being understood that the Hedging Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination.
Determining Party:	For all applicable Extraordinary Events, Dealer. Following any determination by the Determining Party hereunder, the Determining Party shall provide to Counterparty by e-mail to the e-mail address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail any determination made by it (including, as applicable, any quotations, market data, information from internal sources used in making such determinations, descriptions of the methodology and any assumptions used in and basis for making for such determination), it being understood that the Determining Party shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination.
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

4.Calculation Agent.
Dealer. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder, the Calculation Agent shall provide to Counterparty within a commercially reasonable period of time (but not later than five Exchange Business Days) by e-mail to the e-mail address provided by Counterparty a written explanation and report (in a commonly used file format for the storage and manipulation of financial data) displaying in commercially reasonable detail the basis for such determination or calculation (including any quotations, market data or information from internal or external sources, and any assumptions, used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary or confidential models or proprietary or confidential information used by it for such determination or calculation.

5.Account Details.
(a)Account for payments to Counterparty:
To be advised.
Account for delivery of Shares to Counterparty:
To be advised.
(b)Account for payments to Dealer:
Bank:    [____________]
ABA#:     [____________]
Acct No.:     [____________]
Beneficiary:    [____________]
Ref:    [____________]
Account for delivery of Shares from Dealer:
[____________]

6.Offices.
(a)The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
(b)The Office of Dealer for the Transaction is: [_________]
[Dealer’s Office Address]
7.Notices.
(a)Address for notices or communications to Counterparty:
Realogy Group LLC
175 Park Avenue
Madison, NJ 07940
Attention:     General Counsel
Telephone No.:    [____________]
Facsimile No.:    [____________]

(b)Address for notices or communications to Dealer:
[____________]
8.Representations and Warranties of Counterparty.
Each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of May 27, 2021, among Counterparty, Realogy Co-Issuer Corp. and J.P. Morgan Securities LLC, as representative of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer, instead of and notwithstanding Counterparty’s representations and warranties in Section 3(a) of the Agreement, on the date hereof and on and as of the Premium Payment Date that:
(a)Counterparty has all necessary company power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary company action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.
(b)Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the limited liability company agreement (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.
(c)No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.
(d)Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(e)Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).
(f)Each of Counterparty and the Issuer is not, on the date hereof, aware of any material non-public information with respect to the Issuer or the Shares.
(g)To the knowledge of Counterparty, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares (not including laws, rules, regulations or regulatory orders of any jurisdiction that are applicable solely as a result of Dealer’s and/or its affiliates’ activities, assets or businesses, other than Dealer’s activities in respect of the Transaction) would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares. provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer.
(h)Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.
(i)Counterparty acknowledges that the Transaction may constitute a purchase of the Issuer’s equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “Cares Act”), the Counterparty and Issuer will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if Counterparty and/or Issuer receive loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under section 4003(b) of the Cares Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its and/or the Issuer’s equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under programs or facilities established by the Board of Governors of the Federal Reserve System for the purpose of providing liquidity to the financial system. Accordingly, Counterparty represents and warrants that neither it nor the Issuer has applied, and throughout the term of this Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Cares Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law, including the Cares Act and the Federal Reserve Act, as amended, and (b) requires, as a condition of such loan, loan guarantee, direct loan (as that term is defined in the Cares Act), investment, financial assistance or relief, that the Counterparty or the Issuer agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty or the Issuer and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution. Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the Cares Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).
9.Other Provisions.
(a)Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date , with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)Repurchase Notices. Counterparty shall, on any day on which the Issuer or Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, subject to any adjustments provided herein, the number of outstanding Shares as determined on such day is (i) less than [•]10 million (in the case of the first such notice) or (ii) thereafter more than [•]11 million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Counterparty may provide Dealer with advance notice on or prior to any such day to the extent it reasonably expects that repurchases effected on such day may result in an obligation to deliver a Repurchase Notice (which advance notice shall be deemed a Repurchase Notice) if (x) Counterparty remakes in such advance notice the representation set forth in Section 8(f) as of the date of such advance notice and (y) Counterparty provides a subsequent notice of the number of Shares actually repurchased promptly following the completion of such repurchases. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all reasonable losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees of one outside counsel in each relevant jurisdiction), joint or several, which an Indemnified Person incurs as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, preparing for, providing testimony or other evidence (and supported by invoices or other documentation setting forth in reasonable detail such expenses) in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable to the extent that the Indemnified Person fails to notify Counterparty within a commercially reasonable period of time after any action is commenced against it in respect of which indemnity may be sought hereunder. In addition, Counterparty shall not have liability for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. Counterparty shall not be liable for any losses, claims, damages or liabilities (or expenses relating
___________
10 Insert the number of Shares outstanding that would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by 0.5%. To be based on Dealer with highest Applicable Percentage.
11 Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Shares underlying the Transaction (including the number of Shares underlying any additional transaction if the greenshoe is exercised in full, and any Shares under pre-existing call option transactions with Counterparty) to increase by a further 0.5% from the threshold for the first Repurchase Notice. To be based on Dealer with highest Applicable Percentage.

thereto) of any Indemnified Person that result from the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
(c)Regulation M. The Issuer is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of the Issuer, other than (i) a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M and (ii) the distribution of the Exchangeable Notes. The Issuer shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.
(d)No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.
(e)Transfer or Assignment.
(i)Counterparty shall have the right to transfer or assign all or any of its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to the following conditions:
(A)With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(o) or 9(t) of this Confirmation;
(B)Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”));
(C)Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested and reasonably satisfactory to Dealer;
(D)Dealer will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer or assignment;
(E)An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;
(F)Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by

Dealer to permit Dealer to determine that results described in clause (D) will not occur upon or after such transfer and assignment; and
(G)Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
(ii)Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent, provided that, in connection with any assignment or transfer pursuant to clause (A)(2) hereof, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement, or (B) if an Excess Ownership Position (as defined below) exists, but only to the extent of such Excess Ownership Position, to any other recognized dealer in transactions such as the Transaction with a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer, provided that, in the case of any transfer or assignment described in clause (A) or (B) above, (I) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment and (II) Counterparty will not receive from the transferee or assignee on any payment date or delivery date an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment, (III) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment, (IV) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that events described in clauses (II) and (III) of this proviso will not occur upon or after such transfer or assignment, and (V) at the time of such transfer or assignment either (x) both the Dealer and transferee in any such transfer or assignment are a “dealer in securities” within the meaning of Section 475(c) (1) of the Code, as amended or (y) the transfer or assignment does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code. If at any time at which (A) the Section 16 Percentage exceeds 9.0%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3)

the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(m) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). Dealer shall notify Counterparty of an Excess Ownership Position with respect to which it intends to seek a transfer or assignment as soon as reasonably practicable after becoming aware of such an Excess Ownership Position. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty or the Issuer, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty or the Issuer that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (except for filings on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion based on advice of counsel, minus (B) 1% of the number of Shares outstanding. Dealer shall provide Counterparty with written notice of any transfer or assignment on the date of or as promptly as practicable after the date of such transfer or assignment.
(iii)Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent (and only to the extent) of any such performance.
(f)Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:
(i)in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which shall be on or prior to the Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and
(iii)if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.
(g)[Reserved.]
(h)[Insert relevant Dealer agency language, if any.]
(i)[Reserved.]
(j)Additional Termination Events.
(i)Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Exchangeable Notes as set forth in Section 7.01 of the Indenture that results in the Exchangeable Notes being declared, or becoming, immediately due and payable pursuant to the terms of the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
(ii)Notwithstanding anything to the contrary in this Confirmation, the occurrence of an Amendment Event shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Exchangeable Notes governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to exchange of the Exchangeable Notes (including changes to the exchange rate, exchange rate adjustment provisions, exchange settlement dates or exchange conditions, but excluding adjustments to the exchange rate pursuant to the terms of the Indenture), or any term that would require consent of the holders of not less than 100% of the principal amount of the Exchangeable Notes to amend (other than, in each case, any amendment or supplement (x) pursuant to Section 8.01(I) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Exchangeable Notes in the Offering Memorandum, (y) pursuant to Section 8.01(E) of the Indenture or (z) pursuant to Section 8.01(F) of the Indenture), in each case, without the consent of Dealer, such consent not to be unreasonably withheld or delayed.
(iii)Promptly (but in any event within ten Exchange Business Days) following any Repurchase Event (as defined below), Counterparty may notify Dealer of such Repurchase Event and the aggregate principal amount of Exchangeable Notes subject to such Repurchase Event (any such notice, an “Exchangeable Notes Repurchase Notice”); provided that no such Exchangeable Notes Repurchase Notice shall be effective unless it contains the representation by Counterparty set forth in Section 8(f) as of the date of such Exchangeable Notes Repurchase Notice. The receipt by Dealer from Counterparty of any Exchangeable Notes Repurchase Notice shall constitute an

Additional Termination Event as provided in this Section 9(j)(iii). Upon receipt of any such Exchangeable Notes Repurchase Notice, Dealer shall promptly designate an Exchange Business Day following receipt of such Exchangeable Notes Repurchase Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the relevant Repurchase Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of such Exchangeable Notes specified in such Exchangeable Notes Repurchase Notice[, minus the “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Exchangeable Notes specified in such Exchangeable Notes Repurchase Notice]12 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options and (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event; provided that, in the event of a Repayment Event pursuant to Section 4.02 of the Indenture or Section 4.03 of the Indenture, the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) the excess of (I) the amount paid by Counterparty per Convertible Note pursuant to Section 4.02 of the Indenture or Section 4.03 of the Indenture, as the case may be, over (II) USD 1,000 per Convertible Note. “Repurchase Event” means that (i) any Exchangeable Notes are repurchased (whether pursuant to Section 4.02 of the Indenture or otherwise) by the Issuer, Counterparty or any of the Issuer’s subsidiaries and cancelled and are no longer Outstanding under the Indenture, (ii) any Exchangeable Notes are redeemed pursuant to Section 4.03 of the Indenture by the Issuer and are cancelled and no longer Outstanding under the Indenture, (iii) any Exchangeable Notes are delivered to the Issuer or Counterparty in exchange for delivery of any property or assets of the Issuer, Counterparty or any of the Issuer’s subsidiaries (howsoever described) and cancelled and are no longer Outstanding under the Indenture, (iv) any principal of any Exchangeable Notes is repaid in full prior to the final maturity date of the Exchangeable Notes (other than upon acceleration of the Exchangeable Notes pursuant to Section 7.01 of the Indenture) and such Exchangeable Notes are cancelled and are no longer Outstanding under the Indenture, or (v) any Exchangeable Notes are exchanged by or for the benefit of the Holders thereof for any other securities of the Issuer, Counterparty or any of the Issuer’s affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction and such Exchangeable Notes are cancelled and are no longer Outstanding under the Indenture; provided that any exchange of Exchangeable Notes by Holders for cash, Shares or a combination thereof pursuant to the terms of the Indenture shall not constitute a Repurchase Event. The terms “Outstanding” and “Holders” as used in the immediately preceding sentence are used as defined in the Indenture.
__________________

12 Include in the Additional Call Option Confirmation.

(k)Amendments to Equity Definitions.
(i)Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”; provided that the period for dismissal, discharge, stay or restraint therein shall be increased from within 15 days to within 60 days.
(ii)Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.
(iii)Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)”, (2) deleting the comma at the end of subsection (A), (3) deleting subsection (C) in its entirety, (4) deleting the word “or” immediately preceding subsection (C) and (5) replacing the words “either party” in the last sentence of such Section with “Dealer”.

(l)Setoff. Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.
(m)Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its commercially reasonable discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and Section 6(e) of the Agreement, as the case may be, shall apply.
Share Termination Alternative:    If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such

Payment Obligation in the manner reasonably requested by Counterparty free of payment.
Share Termination Delivery Property:    A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.
Share Termination Unit Price:    The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.
Share Termination Delivery Unit:     One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent. If such Naturalization, Insolvency, or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.
Failure to Deliver:    Applicable.
Other applicable provisions:     If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.
(n)Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE,

AGENT OR ATTORNEY OF EITHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
(o)Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, or shall cause the Issuer, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering of substantially similar size; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, use commercially reasonable efforts to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size in respect of a similar issuer, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), reasonably requested by Dealer.
(p)Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.
(q)Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, the case of clause (i), in its commercially reasonable judgment or, in the case of clause (ii), based on advice of counsel, that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the stock loan market or other relevant market (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or the Issuer or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements of organizations with jurisdiction over Dealer or its affiliates, or with related policies and procedures adopted by Dealer in good faith so long as such policies and procedures would generally be applicable to counterparties similar to Counterparty or the Issuer and transactions similar to the Transaction); provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 30 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be.
(r)Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.
(s)Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.
(t)Notice of Certain Other Events. Counterparty covenants and agrees that:
(i)promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the weighted average of the types and amounts of consideration received by holders of Shares upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and
(ii)(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Exchangeable Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.
(u)Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).
(v)Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of the Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(w)Early Unwind. In the event the sale of the [“Firm Notes”]13[“Option Notes”]14 (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
(x)Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.
(y)[Insert relevant Dealer QFC Stay Rule language, if any.]
(z)Tax Matters.15

__________________

13 Insert for Base Call Option Confirmation.
14 Insert for Additional Call Option Confirmation.
15 Tax provisions to be added for each Dealer.

[Dealer Header]

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Dealer the fully executed Confirmation via facsimile or e-mail.
Very truly yours,

[Dealer]
By:
Authorized Signatory
Name:

Accepted and confirmed
as of the Trade Date:

Realogy Group LLC
By:
Authorized Signatory
Name:

[Dealer Footer]